EXHIBIT 99.1

NEWMARKET CORPORATION REPORTS SECOND QUARTER AND FIRST HALF 2015 RESULTS

•	NewMarket Posts First Half Net Income of $122.7 Million and a 2% Increase in Earnings per Share

•	Petroleum Additives First Half Operating Profit of $199.1 Million

•	Continuing Investment in R&D and Capital to Fuel Long-Term Growth
Richmond, VA, July 28, 2015 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2015.
Net income for the second quarter of 2015 was $58.7 million, or $4.72 per share, compared to net income of $66.8 million, or $5.24 per share, for the second quarter of 2014. For the first half of 2015, net income was $122.7 million, or $9.86 per share, compared to net income of $124.3 million, or $9.66 per share, for the first half of last year. Net income for all periods included the impact of valuing an interest rate swap at fair value. Excluding this item, second quarter 2015 earnings were $57.8 million, or $4.65 per share, compared to $68.2 million, or $5.35 per share, last year. On the same basis, earnings for the first half of this year were $123.2 million, or $9.90 per share, compared to $127.0 million, or $9.87 per share, last year (see Summary of Earnings table below).
Petroleum additives operating profit for the second quarter of 2015 was $94.1 million, a 13.8% decline over the record second quarter operating profit set last year of $109.1 million. The decrease was mainly due to an increase in research and development investments and changes in foreign currency exchange, partially offset by lower raw material costs, during the quarter. Sales for the petroleum additives segment for the second quarter of 2015 were $557.4 million, down 9.7% versus the same period last year, due mainly to foreign currency exchange and lower shipments. Shipments were down 2.3% between the periods, primarily due to lower shipments of our lubricant additives products in the North America region.
For the first half of the year, operating profit for the petroleum additives segment was $199.1 million compared to $205.3 million for the first half of 2014, or a decrease of 3.0%. Similar to the quarterly periods, the decrease was mainly due to an increase in research and development investments and changes in foreign currency exchange, partially offset by lower raw material costs. Sales for the first half of this year were $1,112 million compared to sales in the first half of last year of $1,192 million, or a decrease of 6.7%. This decrease was primarily due to foreign currency exchange. Shipments remained relatively flat between the periods, with increases in fuel additives shipments in the North America region offset by declines in lubricant additives globally.
We continued to generate robust operating cash flows in the first half of 2015. During the period, we paid dividends of $34.8 million, funded capital expenditures of $50.0 million which included the continued investment in our new manufacturing facility in Singapore, and repurchased 21,083 shares of our common stock for a total of $9.4 million, or an average cost of $445.91 per share.
Our petroleum additives business continues to perform well compared to a record second quarter of 2014, and in a business climate marked by slower world economic growth and a strong US Dollar. Our ongoing commitment to provide our customers with innovative products and solutions to meet their business needs is evidenced by the 18% increase in our research and development investments in the first six months of 2015 compared to the same period last year and the construction of our manufacturing facility in Singapore. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world class supply chain capability - will continue to be beneficial for all our stakeholders.

	Summary of Earnings (In millions, except per-share amounts)
	Second Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Income:
Net income	$58.7	$66.8	$122.7	$124.3
Loss (gain) on interest rate swap agreement	(0.9)	1.4	0.5	2.7
Income excluding the above special item	$57.8	$68.2	$123.2	$127.0
Diluted Earnings Per Share:
Net income	$4.72	$5.24	$9.86	$9.66
Loss (gain) on interest rate swap agreement	(0.07)	0.11	0.04	0.21
Income excluding the above special item	$4.65	$5.35	$9.90	$9.87

Please read our second quarter Form 10-Q for more details on operations of the Company.

Sincerely,
Thomas E. Gottwald
The results for this year and last year include the impact of valuing an interest rate swap at fair value. The Company is reporting net income and related per share amounts including this item, as well as excluding it, in the Summary of Earnings table included in the earnings release. The Segment Results and Other Financial Information table included in this earnings release includes a non-GAAP financial measure, Income before Special Items and Income Tax Expense, which is reconciled to a GAAP measure. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as income from continuing operations, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the interest rate swap agreement. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Wednesday, July 29, 2015 to review second quarter and first half 2015 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until August 5, 2015 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The conference ID number is 13613347. A webcast replay will be available for 30 days.

NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; gain or loss of significant customers; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; and inability to complete future acquisitions or successfully integrate future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2014 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Petroleum additives	$557,363	$617,505	$1,112,128	$1,191,550
All other (a)	3,346	2,933	8,147	5,310
Total	$560,709	$620,438	$1,120,275	$1,196,860
Segment operating profit:
Petroleum additives	$94,052	$109,089	$199,077	$205,268
All other (a)	216	858	2,315	1,393
Segment operating profit	94,268	109,947	201,392	206,661
Corporate unallocated expense	(5,540)	(5,575)	(12,555)	(12,128)
Interest and financing expenses	(3,582)	(4,346)	(7,398)	(8,510)
Other income, net	368	161	120	192
Income before special items and income tax expense	85,514	100,187	181,559	186,215
Gain (loss) on an interest rate swap agreement (b)	1,522	(2,270)	(886)	(4,503)
Income before income tax expense	$87,036	$97,917	$180,673	$181,712
Net income	$58,733	$66,764	$122,680	$124,287
Earnings per share - basic and diluted	$4.72	$5.24	$9.86	$9.66

Notes to Segment Results and Other Financial Information
(a) "All other" includes the results of our tetraethyl lead (TEL) business, as well as certain contract manufacturing performed by Ethyl Corporation.

(b) The gain (loss) on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the changes to fair value of the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$560,709	$620,438	$1,120,275	$1,196,860
Cost of goods sold	391,001	439,692	769,295	854,184
Gross profit	169,708	180,746	350,980	342,676
Selling, general, and administrative expenses	40,655	40,913	82,464	80,461
Research, development, and testing expenses	40,118	35,367	79,803	67,574
Operating profit	88,935	104,466	188,713	194,641
Interest and financing expenses, net	3,582	4,346	7,398	8,510
Other income (expense), net (a)	1,683	(2,203)	(642)	(4,419)
Income before income tax expense	87,036	97,917	180,673	181,712
Income tax expense	28,303	31,153	57,993	57,425
Net income	$58,733	$66,764	$122,680	$124,287
Earnings per share - basic and diluted	$4.72	$5.24	$9.86	$9.66
Cash dividends declared per share	$1.40	$1.10	$2.80	$2.20

Notes to Consolidated Statements of Income

(a)
On June 25, 2009, we entered into an interest rate swap. Other income (expense), net includes a gain on the interest rate swap of $1.5 million for the second quarter ended June 30, 2015, and losses of $2.3 million for the second quarter ended June 30, 2014, $0.9 million for the six months ended June 30, 2015, and $4.5 million for the six months ended June 30, 2014. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$126,172	$103,003
Trade and other accounts receivable, less allowance for doubtful accounts ($496 - 2015; $443 - 2014)	312,433	302,803
Inventories	335,798	348,420
Deferred income taxes	6,713	7,837
Prepaid expenses and other current assets	36,329	35,128
Total current assets	817,445	797,191
Property, plant, and equipment, at cost	1,061,745	1,016,868
Less accumulated depreciation and amortization	713,487	709,009
Net property, plant, and equipment	348,258	307,859

Prepaid pension cost	19,355	16,082
Deferred income taxes	49,215	48,499
Intangibles (net of amortization) and goodwill	14,035	16,859
Deferred charges and other assets	42,809	45,435
Total assets	$1,291,117	$1,231,925
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$132,204	$137,688
Accrued expenses	89,761	86,539
Dividends payable	16,013	15,721
Income taxes payable	9,561	6,462
Other current liabilities	5,715	13,264
Total current liabilities	253,254	259,674
Long-term debt	361,556	363,526
Other noncurrent liabilities	179,918	187,684
Shareholders' equity:
Common stock and paid-in capital (without par value); issued and outstanding - 12,424,302 in 2015 and 12,446,365 in 2014	—	—
Accumulated other comprehensive loss	(143,598)	(139,160)
Retained earnings	639,987	560,201
Total shareholders' equity	496,389	421,041
Total liabilities and shareholders' equity	$1,291,117	$1,231,925

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Six Months Ended June 30,
	2015	2014
Net income	$122,680	$124,287
Depreciation and amortization	20,566	20,719
Cash pension and postretirement contributions	(13,354)	(10,407)
Noncash pension and postretirement expense	11,626	7,183
Working capital changes	(18,365)	(65,654)
Capital expenditures	(50,047)	(20,654)
Net (repayments) borrowings under revolving credit facility	(2,000)	4,000
Repurchases of common stock	(8,000)	(162,867)
Dividends paid	(34,824)	(28,155)
All other	(5,113)	6,489
Increase (decrease) in cash and cash equivalents	$23,169	$(125,059)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Income	$58,733	$66,764	$122,680	$124,287
Add:
Interest and financing expenses, net	3,582	4,346	7,398	8,510
Income tax expense	28,303	31,153	57,993	57,425
Depreciation and amortization	10,109	10,106	20,023	20,009
EBITDA	100,727	112,369	208,094	210,231
(Less) plus: (gain) loss on interest rate swap agreement	(1,522)	2,270	886	4,503
EBITDA, as adjusted	$99,205	$114,639	$208,980	$214,734